Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:
Carol DiRaimo, (858) 571-2407

Media Contact:
Brian Luscomb, (858) 571-2291

Jack in the Box Inc. Amends Credit Agreement and Announces
 Additional $300 Million Share Repurchase Program

SAN DIEGO, September 22, 2016 – Jack in the Box Inc. (NASDAQ: JACK) today announced completion of an amendment to its existing senior credit facility.  Under the terms of the amendment, the credit facility was increased to $1.6 billion, which consists of a $700 million term loan and $900 million revolving credit facility.

Following the amendment on September 16, 2016, $700 million was outstanding on the term loan and approximately $307.5 million was drawn or used for letters of credit under the revolving credit facility.

The maturity date for both the revolving credit facility and the term loan will remain in March 2019.  The interest rate on the senior credit facility is based on the company’s leverage ratio and can range from LIBOR plus 1.25 percent to LIBOR plus 2.25 percent.  The interest rate as of the date of the amendment was LIBOR plus 2.00 percent.
The amendment also raised the maximum leverage ratio covenant from 3.5 times to 4.0 times, and allows unlimited cash dividends and share repurchases if pro forma leverage is less than 3.5 times (from 3.0 times previously), subject also to pro forma fixed charge covenant compliance.

“The amended credit agreement provides us with more than $400 million of additional borrowing capacity to support the company’s strategic priorities,” said Jerry Rebel, executive vice president and chief financial officer.  “We are pleased that our lenders have the confidence in our business model to increase our borrowing capacity to 4 times EBITDA without waiting for our refranchising strategy to be completed.”

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Jack in the Box Inc.

In addition, the company announced that its Board of Directors has authorized an additional $300 million stock buyback program expiring in November 2018. As of the end of the third quarter of fiscal 2016, the company had $150.0 million remaining under stock buyback programs previously authorized by its Board of Directors in February and May 2016 that expire in November 2017.

Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Coöperatieve Rabobank U.A., New York Branch (f/k/a Cooperative Centrale Raiffesisen-Boerenleenbank B.A. “Rabobank International” New York Branch) served as joint lead arrangers and joint lead bookrunners.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam.  Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Eats®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada.  For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

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Jack in the Box Inc.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties.  A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company's ability to reduce G&A; the company's ability to execute its refranchising strategy; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; litigation risks; food safety incidents or negative publicity impacting the reputations of the company's brands; and stock market volatility.  These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request.  The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

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